Exhibit 99.1

Iowa Telecom Reports Results for Third Quarter Ended September 30, 2008

NEWTON, Iowa--(BUSINESS WIRE)--November 5, 2008--Iowa Telecommunications Services, Inc. (NYSE: IWA) today announced operating results for the third quarter ended September 30, 2008. Quarterly highlights for the Company include:

  Operating revenues were $62.9 million.
  Operating income was $16.8 million.
  Net income was $5.7 million or $0.18 per diluted share.
  Adjusted EBITDA (as defined herein) was $31.6 million.

“We are pleased with our results for the quarter, which reflect the acquisition of Bishop Communications Corporation (Bishop) on July 18th of this year,” said Alan L. Wells, Iowa Telecom chairman and chief executive officer. “During the quarter we began the process of integrating Bishop into our operations. We are confident that this newly acquired operation, and the markets it serves, will have a positive impact on our results going forward, and will reflect the benefits of our strategy of growth via acquisition.

“Revenues for the quarter increased 3.5% to $62.9 million, in part due to the acquisition of the Bishop operation. Adjusted EBITDA for the quarter was $31.6 million, compared with $31.9 million a year ago,” added Wells. “During the quarter our customer counts increased, as the Bishop acquisition added 11,600 ILEC lines, 4,600 CLEC lines, 9,700 long distance subscribers, and 4,900 DSL subscribers as of the end of the period. Overall we had total access lines of 245,800 at the end of the quarter, which reflected net increases of 7,700 ILEC lines and 4,800 CLEC lines over the prior quarter. From a product standpoint, total long distance subscribers increased by 8,400, DSL subscribers increased by 6,900 and dial up Internet subscribers decreased by 300 during the quarter.

“We continue to expect capital expenditures for the year will be similar to 2007 levels, and will be between $27.0 million and $29.0 million,” Wells added. “This includes capital expenditures for our newly acquired Bishop operation, as well as capital expenditures related to the historic flooding we experienced during the second quarter of 2008. We continue to believe cash interest expense will be between $29.0 million and $31.0 million, but expect our expense will be toward the higher end of our range as a result of the additional interest costs on debt related to the acquisition of Bishop. For the first nine months of this year capital expenditures were $20.1 million, and our cash interest expense was $22.7 million.

“We are very pleased with our performance through the first nine months of this year, particularly in light of the numerous challenges we’ve faced,” Wells concluded. “We experienced historic flooding in our region during the second quarter, and the current credit and mortgage crisis have resulted in very difficult economic conditions across the country. We believe our telecommunications business has performed well during these trying times, in part due to the rural nature of our operations. Our Company is well capitalized, and most of our long-term debt is fixed through 2011 at attractive interest rates. As of September 30, 2008, we have drawn only $37.0 million of our $100 million credit facility, which had an average all-in-rate of 5.3%. We are excited about our future opportunities as we seek to prudently expand our rural telecommunications business. We remain focused on our free cash flow generation and on returning cash to our shareholders in the form of our $1.62 annualized dividend.”

FINANCIAL DISCUSSION FOR THIRD QUARTER 2008:

  Revenues and Sales were $62.9 million in the third quarter compared to $60.8 million in the third quarter of 2007. Network access services revenues decreased $633,000, or 2.7%, for the third quarter. The decrease was primarily due to a decrease in minutes of use and a slight reduction in the rate per minute. Data and internet services revenue increased $1.6 million, or 21.0%, primarily due to $1.2 million of growth in revenue from our DSL Internet access service, and the acquisition of Bishop. This increase was partially offset by a $399,000 decrease in dial-up Internet revenue. Other services and sales revenue increased by $889,000, or 14.4%, for the third quarter due to higher CPE sales and the acquisition of Bishop.
  Operating Costs and Expenses increased $4.1 million, or 9.8%, in the third quarter of 2008 as compared to the third quarter of 2007. Cost of service and sales increased $1.2 million, or 6.3%, and selling, general and administrative costs increased $1.4 million, or 13.7%, compared to the year-ago period, principally due to the operating costs of Bishop. Depreciation and amortization increased $1.5 million, or 12.0%, during the third quarter compared to 2007 primarily due to higher plant balances and amortization of acquired intangible assets.
  Operating Income was $16.8 million in the third quarter of 2008 as compared to $18.8 million in the same period in 2007. The decrease was primarily the result of lower revenues from network access and local services.
  Interest Expense for the third quarter increased $46,000, or 0.6%, to $8.0 million compared to $8.0 million in the same period in 2007. This resulted from a combination of lower interest rates, offset by a higher average balance on the revolving line of credit in 2008.
  Other, Net for the third quarter of 2008 included $1.0 million of non-cash income from the change in valuation of an interest rate swap agreement that was deemed to be an ineffective hedge, and the subsequent termination and replacement of that interest rate swap agreement during the period.
  Earnings Before Income Taxes for the third quarter of 2008 were $10.0 million compared to $10.8 million in the third quarter of 2007.
  Income Tax Expense for the third quarter was $4.3 million compared to $4.5 million in the third quarter of 2007. The recorded book tax expense did not impact the cash taxes paid during the quarter. Cash income taxes reflect the continued utilization of net operating loss carry forwards and continued goodwill amortization for tax purposes. The Company paid actual cash income taxes during the quarter of $199,000.
  Net Income was $5.7 million for the quarter compared to net income of $6.3 million in the third quarter of 2007.
  Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA as defined herein) was $31.6 million for the third quarter of 2008, as compared with $31.9 million in the same period in 2007.
  Total Access Lines increased by 12,500 during the third quarter of 2008 from the second quarter in 2008, as ILEC access lines increased by 7,700 lines and CLEC lines increased by 4,800 lines. The total access line increase of 12,500, or 5.4%, was primarily due to the addition of access lines related to the Bishop acquisition during the third quarter of 2008. Excluding the Bishop acquisition, total access lines decreased by 3,700 lines, as ILEC lines decreased by 3,900 lines and CLEC lines increased by 200 lines. The Bishop acquisition also impacted internet customer counts, as DSL subscribers increased by 6,900 while dial up Internet subscribers decreased by 300. Long distance subscribers increased by 8,400 during the quarter, primarily as the result of the Bishop acquisition.

Third Quarter 2008 Financial Summary (Unaudited) (dollars in thousands, except per share amounts)

	3rd Quarter	3rd Quarter	Change
	2008	2007	Amount	Percent

Revenue	$62,923	$60,780	$2,143	3.5%
Operating Income	$16,798	$18,772	$(1,974)	-10.5%
Interest Expense	$8,033	$7,987	$46	0.6%
Earnings Before Income Taxes	$10,024	$10,774	$(750)	-7.0%
Income Tax Expense	$4,301	$4,483	$(182)	-4.1%
Net Income	$5,723	$6,291	$(568)	-9.0%

Basic Earnings Per Share	$0.18	$0.20	$(0.02)	-10.0%
Diluted Earnings Per Share	$0.18	$0.20	$(0.02)	-10.0%

Adjusted EBITDA (1)	$31,610	$31,867	$(257)	-0.8%
Capital Expenditures and Acquisitions (2)	$40,548	$6,641	$33,907	510.6%
Dividends Paid	$12,953	$12,873	$80	0.6%

(1) See the definition of Adjusted EBITDA under Explanation and Reconciliation to Non-GAAP Concepts at the end of the financial statements.
(2) Includes business acquisitions of $33.4 million during the third quarter of 2008.

Key Operating Statistics	3rd Quarter	3rd Quarter	Change
	2008(3)	2007	Amount	Percent

Telephone Access Lines
ILEC Lines (1)	213,700	218,100	(4,400)	-2.0%
CLEC Lines (2)	32,100	25,600	6,500	25.4%
Total Telephone Access Lines	245,800	243,700	2,100	0.9%

Long Distance Subscribers	147,600	145,400	2,200	1.5%
Dial-up Internet Subscribers	18,500	24,200	(5,700)	-23.6%
DSL Subscribers	74,500	60,600	13,900	22.9%

	3rd Quarter	2nd Quarter	Change
	2008(3)	2008	Amount	Percent

Telephone Access Lines
ILEC Lines (1)	213,700	206,000	7,700	3.7%
CLEC Lines (2)	32,100	27,300	4,800	17.6%
Total Telephone Access Lines	245,800	233,300	12,500	5.4%

Long Distance Subscribers	147,600	139,200	8,400	6.0%
Dial-up Internet Subscribers	18,500	18,800	(300)	-1.6%
DSL Subscribers	74,500	67,600	6,900	10.2%

(1) Includes lines subscribed by our incumbent local exchange carrier retail customers and lines subscribed by our “wholesale” customers who are competing local exchange carriers. Wholesale access lines include: lines subscribed by our local exchange carrier competitors pursuant to interconnection agreements on an unbundled network element basis, for which the competitive local exchange carrier pays us a monthly fee; lines that we provide to competitive local exchange carriers for resale to their subscribers, for which the competitive local exchange carrier pays us a monthly fee equal to what we would charge our customers for local service less an agreed discount; and shared lines, for which a competitive local exchange carrier pays us a monthly fee to provide DSL service to its customers. We had 3,000 wholesale lines subscribed at September 30, 2007; 2,600 at June 30, 2008; and 2,400 at September 30, 2008.

(2) Access lines subscribed by customers of our competitive local exchange carrier subsidiaries, Iowa Telecom Communications, Inc., IT Communications, LLC, En-Tel Communications LLC, and Lakedale Link, Inc.

(3) Includes the following units as of September 30, 2008 which were acquired from Bishop Communications Corporation on July 18, 2008.

Bishop Communications Corporation

Telephone Access Lines
ILEC Lines	11,600
CLEC Lines	4,600
Total Telephone Access Lines	16,200

Long Distance Subscribers	9,700
Dial-up Internet Subscribers	1,700
DSL Subscribers	4,900

Investor Call

As previously announced, Iowa Telecom’s management will hold a conference call to discuss the third quarter 2008 results on Wednesday, November 5, 2008, at 9:00 a.m. (Eastern Time). To listen to the call, participants should dial (719) 325-4775 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 12:00 p.m. (Eastern Time) on November 5, 2008 and will remain available through November 12, 2008 by dialing (719) 457-0820 and entering Confirmation Code 6481960.

The live broadcast of Iowa Telecom’s quarterly conference call will be available online at www.iowatelecom.com or www.earnings.com on November 5, 2008, beginning at 9:00 a.m. (Eastern Time). The online replay will become available after 12:00 p.m. (Eastern Time) and will continue to be available for 30 days.

Forward-Looking Statements

The press release may contain forward-looking statements that are not based on historical fact, including without limitation statements containing the words “believes,” “may,” “plans,” “will,” “estimate,” “continue,” “anticipates,” “intends,” “expects,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from future results, events or developments described in the forward-looking statements. Such factors include those risks described in Iowa Telecom’s Form 10-K on file with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and Iowa Telecom undertakes no duty to update this information.

About Iowa Telecom

Iowa Telecommunications Services, Inc. (d/b/a Iowa Telecom) is a telecommunications service provider that offers local telephone, long distance, Internet, broadband and network access services to business and residential customers. Today, the Company and its subsidiaries serve over 450 Iowa communities and 6 Minnesota communities and employ nearly 800 people. The company’s headquarters are in Newton, Iowa. The Company trades on the New York Stock Exchange under the symbol IWA. For further information regarding Iowa Telecom, please go to www.iowatelecom.com and select “Investor Relations.” The Iowa Telecom logo is a registered trademark of Iowa Telecommunications Services, Inc. in the United States.

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES Balance Sheets (Unaudited) (dollars in thousands, except per share amounts)

	As of	As of
	September 30, 2008	December 31, 2007
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$7,465	$21,919
Accounts receivable, net	21,508	20,252
Inventories	4,211	2,995
Prepayments and other current assets	3,023	2,288
Total Current Assets	36,207	47,454

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	589,828	542,949
Accumulated depreciation	(298,385)	(264,284)
Net Property Plant and Equipment	291,443	278,665

GOODWILL	475,744	466,554
INTANGIBLE ASSETS AND OTHER, net	38,675	24,888
INVESTMENT IN AND RECEIVABLE FROM THE RURAL TELEPHONE FINANCE COOPERATIVE	16,015	13,998
Total Assets	$858,084	$831,559

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Revolving credit facility	$37,000	$18,000
Accounts payable	10,277	9,062
Advanced billings and customer deposits	9,090	9,365
Accrued and other current liabilities	29,228	32,104
Current maturities of long-term debt	1,197	-
Total Current Liabilities	86,792	68,531

LONG-TERM DEBT	489,316	477,778
DEFERRED TAX LIABILITIES	51,087	35,255
OTHER LONG-TERM LIABILITIES	8,773	7,028
Total long-term liabilities	549,176	520,061

TOTAL LIABILITIES	635,968	588,592

STOCKHOLDERS' EQUITY
Common stock, $.01 par value, 100,000,000 shares authorized, 31,500,687 and 31,440,215 shares issued and outstanding	315	314
Additional paid-in-capital	326,350	324,170
Retained deficit	(103,042)	(82,154)
Accumulated other comprehensive income	(1,507)	637
Total Stockholders' Equity	222,116	242,967

Total Liabilities and Stockholders' Equity	$858,084	$831,559

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES Income Statements (Unaudited) (in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

REVENUE AND SALES
Local services	$18,013	$18,372	$53,126	$55,964
Network access services	22,852	23,485	65,857	77,502
Toll services	5,845	5,185	17,394	15,860
Data and internet services	9,129	7,543	25,615	21,785
Other services and sales	7,084	6,195	19,953	18,900
Total revenues and sales	62,923	60,780	181,945	190,011

OPERATING COSTS AND EXPENSES
Cost of services and sales (exclusive of items shown separately below)	20,424	19,221	57,781	57,797
Selling, general and administrative	11,965	10,527	32,230	32,129
Depreciation and amortization	13,736	12,260	39,006	36,518
Total operating costs and expenses	46,125	42,008	129,017	126,444

OPERATING INCOME	16,798	18,772	52,928	63,567

OTHER INCOME (EXPENSE)
Interest and dividend income	179	199	729	752
Interest expense	(8,033)	(7,987)	(23,194)	(23,964)
Other, net	1,080	(210)	821	(483)
Total other expense, net	(6,774)	(7,998)	(21,644)	(23,695)

EARNINGS BEFORE INCOME TAXES	10,024	10,774	31,284	39,872

INCOME TAX EXPENSE	4,301	4,483	13,311	16,534

NET INCOME	$5,723	$6,291	$17,973	$23,338

COMPUTATION OF EARNINGS PER SHARE
Basic - Earnings Per Share	$0.18	$0.20	$0.57	$0.74
Basic - Weighted average number of shares outstanding	31,492	31,432	31,469	31,406

Diluted - Earnings Per Share	$0.18	$0.20	$0.56	$0.73
Diluted - Weighted average number of shares outstanding	32,177	32,052	32,116	32,046

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES Statements of Cash Flows (Unaudited) (in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,723	$6,291	$17,973	$23,338
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	13,318	11,876	37,841	35,143
Amortization of intangible assets	418	384	1,165	1,375
Amortization of debt issuance costs	170	147	466	443
Deferred income taxes	4,079	4,431	12,673	15,705
Non-cash stock-based compensation expense	890	678	2,660	1,951
Changes in operating assets and liabilities:
Receivables	(1,026)	461	278	(620)
Inventory	159	288	(280)	(211)
Accounts payable	(560)	(992)	528	467
Other assets and liabilities	(1,429)	(915)	(7,333)	(4,771)
Net cash provided by operating activities	21,742	22,649	65,971	72,820

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(7,129)	(6,641)	(20,122)	(19,853)
Business acquisitions, net of cash acquired	(33,419)	-	(33,419)	-
Purchase of wireless licenses	-	-	(5,938)	-
Net cash used in investing activities	(40,548)	(6,641)	(59,479)	(19,853)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in revolving credit facility	36,000	(4,000)	19,000	(23,000)
Proceeds from exercise of stock options	-	-	-	21
Payment of debt issuance costs	(351)	-	(351)	-
Payment on long-term debt	(308)	-	(308)	-
Shares reacquired	(210)	(245)	(488)	(561)
Dividends paid	(12,953)	(12,873)	(38,799)	(38,565)
Net cash provided by (used in) financing activities	22,178	(17,118)	(20,946)	(62,105)

Net Change in Cash and Cash Equivalents	3,372	(1,110)	(14,454)	(9,138)
Cash and Cash Equivalents at Beginning of Period	4,093	5,585	21,919	13,613

Cash and Cash Equivalents at End of Period	$7,465	$4,475	$7,465	$4,475

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES EXPLANATIONS AND RECONCILIATIONS TO NON-GAAP CONCEPTS (Unaudited) (in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

ADJUSTED EBITDA:
Net Income	$5,723	$6,291	$17,973	$23,338
Income Tax Expense	4,301	4,483	13,311	16,534
Interest Expense	8,033	7,987	23,194	23,964
Depreciation and Amortization	13,736	12,260	39,006	36,518
Unrealized (gains) losses on financial derivatives	(1,028)	210	(769)	483
Non-cash stock-based compensation expense (1)	890	678	2,660	1,951
Extraordinary or unusual (gains) losses	-	-	-	-
Non-cash portion of RTFC Capital Allocation (2)	(45)	(42)	(191)	(241)
Other non-cash losses (gains)	-	-	-	-
Loss (gain) on disposal of assets not in ordinary course	-	-	-	-
Transaction costs	-	-	-	-
ADJUSTED EBITDA	$31,610	$31,867	$95,184	$102,547

(1) Included in Selling, General and Administrative Expense on the Consolidated Statements of Operations.
(2) Included in Interest and Dividend Income on the Consolidated Statements of Operations.

We present Adjusted EBITDA because we believe it is a useful indicator of our historical debt capacity and our ability to service debt and pay dividends. We also present Adjusted EBITDA because covenants in our credit facilities contain ratios based on Adjusted EBITDA.

Adjusted EBITDA is defined in our credit facilities as: (1) consolidated net income, as defined therein; plus (2) the following items, to the extent deducted from consolidated net income: (a) interest expense; (b) provision for income taxes; (c) depreciation and amortization; (d) transaction expenses related to the IPO and the related debt refinancing and other limited expenses related to permitted securities offerings, investments and acquisitions incurred after the closing date of the IPO, to the extent not exceeding $5.0 million; (e) unrealized losses on financial derivatives recognized in accordance with SFAS No. 133; (f) non-cash stock-based compensation expense; (g) extraordinary or unusual losses (including extraordinary or unusual losses on permitted sales of assets and casualty events); (h) losses on sales of assets other than in the ordinary course of business; and (i) all other non-cash charges that represent an accrual for which no cash is expected to be paid in the next twelve months; minus (3) the following items, to the extent any of them increases consolidated net income: (w) extraordinary or unusual gains (including extraordinary or unusual gains on permitted sales of assets and casualty events); (x) gains on asset disposals not in the ordinary course; (y) unrealized gains on financial derivatives recognized in accordance with SFAS No. 133; and (z) all other non-cash income (including the non-cash portion of any RTFC patronage capital allocation). If our Adjusted EBITDA were to decline below certain levels, covenants in our credit facilities that are based on Adjusted EBITDA, including our fixed charge coverage and total leverage ratio covenants, may be violated and could cause, among other things, a default or mandatory prepayment under our credit facilities, or result in our inability to pay dividends.

We believe that net income is the most directly comparable financial measure to Adjusted EBITDA under GAAP. Adjusted EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with GAAP. Adjusted EBITDA is not a complete measure of an entity’s profitability because it does not include costs and expenses identified above; nor is Adjusted EBITDA a complete net cash flow measure because it does not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends.

CONTACT:
Corporate Communications, Inc.
Investor Relations:
Kevin Inda, 407-566-1180
Kevin.Inda@cci-ir.com
or
Iowa Telecommunications Services, Inc.
Craig Knock, Chief Financial Officer, 641-787-2089
or
Media Relations:
Julie White, 641-787-2040
Director, Corporate Communications
Julie.White@iowatelecom.com